EXHIBIT 21.1


                       Subsidiaries of the Registrant


Prisym Technologies, Inc. of Georgia, a Georgia corporation G&R Marketing, Inc., an Illinois corporation
Microsouth, Inc., a Georgia corporation
tekgraf, inc., a Texas corporation
Computer Graphics Distributing Company, a Maryland corporation Intelligent Products Marketing, Inc., a California corporation IG Distributing, Inc., a California corporation
Computer Graphics Technology, Inc., a Georgia corporation Tekgraf Sub II, Inc., a Georgia corporation
Tekgraf Sub III, Inc., a Georgia corporation